Exhibit 99.1

May 2021

Michael Iskra

10 Pfizer Road

Bernardsville, NJ  07924

Dear Michael:

Reference is made to that certain offer letter (the “Offer Letter”) dated August 15, 2015 between you and Ortho Clinical Diagnostics plc. (the “Company”) or one of its predecessors or subsidiaries. The purpose of this letter is to confirm the Company’s intent to provide you with severance benefits in the event of certain terminations of your employment.

Specifically, in the event your employment with the Company is terminated by the Company without Cause you shall receive (A) the Accrued Rights and (B) provided that (i) you sign, within 21 days after the your date of termination of employment with the Company, and do not revoke a separation agreement and release of claims in a form to be provided you upon your termination of employment, (ii) return to the Company all property belonging to the Company and take any other action reasonably requested by the Company in connection with the your termination of employment, and (iii) until the applicable date(s) of payment comply with any and all confidentiality and other restrictive covenants to which you are subject (provided that nothing herein shall be construed to limit the duration of any restrictive covenants), then you shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”), which shall be in lieu of and not in addition to any other notice, severance, separation or other similar payments or entitlements under any other plan, program, arrangement or agreement of the Company or any of its affiliates or any applicable law: (y) you shall receive a cash severance payment equal to 50% of your then-current annual base salary plus 50% of your target bonus or PBP, payable in equal installments over the six (6) months following your employment termination date in accordance with the Company’s regular payroll procedures and (z) provided that you and/or the your covered dependents timely elect to continue the your (and, if applicable your covered dependents’) medical, dental and vision coverage, as applicable, under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to cover the employer portion of the premium cost of such coverage for 6 months.

For purposes of this letter, the following definitions shall apply:

•

Accrued Rights” means (i) the portion of the your base salary and bonus or PBP earned for any previously completed fiscal year but unpaid through the date of termination, (ii) any unreimbursed business expenses owed to you, and (C) any payments, rights and benefits accrued and due as of the date of termination under the terms of the Company’s employee benefit plans, practices, programs and arrangements, including for the avoidance of doubt, any paid time off accrued under the Company’s paid time off policy.

•	“Cause” has the meaning set forth in the Company’s 2021 Incentive Award Plan.

1001 US Route 202 Raritan NJ 08869-0606 | USA

orthoclinicaldiagnostics.com

This letter and the Offer Letter represents the entire agreement between you and the Company with respect to the subject matter herein and it supersedes any other promises, warranties or representations with regard to this subject matter.

The intent of the parties is that the payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith.  Notwithstanding anything in this letter to the contrary, any compensation or benefits payable under this letter that is considered nonqualified deferred compensation under Section 409A and is designated under this letter as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).  In addition, notwithstanding anything in this letter to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this letter shall be paid as otherwise provided herein. Your right to receive any installment payments under this letter, including without limitation any COBRA continuation payments, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

All payments to you in accordance with the provisions of this letter shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company.  Except as expressly set forth herein, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice.  Nothing in this letter is intended to or should be construed to contradict, modify or alter your employment relationship with the Company.

This letter is intended to represent a binding commitment from the Company with respect to the Severance Benefits.  This letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.

Thank you for your hard work and contributions to the Company.

Ortho Clinical Diagnostics plc.

By	/s/ Michael A. Schlesinger

Acknowledged and agreed:

1001 US Route 202 Raritan NJ 08869-0606 | USA

orthoclinicaldiagnostics.com

/s/ Michael Iskra

Michael Iskra

1001 US Route 202 Raritan NJ 08869-0606 | USA

orthoclinicaldiagnostics.com